UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 05, 2023

iTeos Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39401	84-3365066
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Arsenal Street
Watertown , Massachusetts		02472
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 339 217 0161

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ITOS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Derek Di Rocco, Ph.D., from the Board

On December 5, 2023, Derek DiRocco, a member of the Board of Directors (the “Board”) of iTeos Therapeutics, Inc. (the “Company”), resigned from the Board, effective immediately. Dr. DiRocco’s resignation was not as a result of any disagreement between him and the Company, its management, the Board or any committee of the Board.

Appointment of David K. Lee to the Board

Also on December 5, 2023, the Board appointed David K. Lee to fill the vacancy on the Board resulting from Dr. DiRocco’s resignation. Mr. Lee will serve as a Class I director with a term expiring at the Company’s 2024 annual meeting of stockholders, until his successor is duly elected or qualified, or until his earlier death, resignation or removal. The Board determined that Mr. Lee is independent under the listing standards of Nasdaq. Further, in connection with his appointment to the Board, the Board appointed Mr. Lee to serve on the audit committee of the Board.

Mr. Lee has leadership experience in the biotechnology and pharmaceutical industry. He currently serves as Chief Executive Officer at Servier Pharmaceuticals, where he leads Servier Pharmaceuticals’ efforts to leverage Servier Group’s global portfolio and seek acquisitions, licensing deals and partnerships in the United States. Prior to joining Servier Pharmaceuticals, Mr. Lee held leadership positions at several companies, including Shire, Baxalta and Novartis. Prior to joining Servier Pharmaceuticals, Mr. Lee served as Shire’s Head of the Global Genetic Disease and Oncology franchises. Early in his career, Mr. Lee spent time working at Partners in Health in Rwanda, the World Health Organization in Geneva and the Boston Medical Library. Mr. Lee earned his Master of Business Administration from Harvard Business School and his B.S. in Biochemistry from Harvard University.

As a non-employee director, Mr. Lee will receive cash and equity compensation paid by the Company pursuant to its non-employee director compensation policy, as amended, including an initial award of stock options to purchase 44,766 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) at a purchase price equal to the closing price per share of the Common Stock on the Nasdaq Global Market on December 5, 2023, the grant date. The stock options will vest over three years, with 1/3 of the stock options subject to the grant vesting on the one-year anniversary of the grant date and thereafter in equal monthly installments over the next 24 months subject to Mr. Lee’s continued service as a director through the applicable vesting date. In addition, the Company has entered into an indemnification agreement with Mr. Lee in connection with his appointment to the Board that is in substantially the same form as that entered into with the other directors of the Company.

There are no arrangements or understandings between Mr. Lee and any other person pursuant to which Mr. Lee was selected as a director, and there are no transactions between Mr. Lee and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iTeos Therapeutics, Inc.

Date:	December 7, 2023	By:	/s/ Michel Detheux
Michel Detheux, Ph.D. President and Chief Executive Officer